Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2009 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 14, 2009 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2009.

EST reported sales for the first quarter 2009, of $452,130 compared to $580,137 for the same quarter in 2008.  Gross revenues for the first quarter of 2009 decreased to $462,983, compared with gross revenues of $598,832 in the first quarter of 2008.  The Company recorded a Net Loss for the first quarter of 2009 of $1,564, or ($0.00) per share, compared with a Net Loss of $36,240 or $(0.01) per share for the first quarter of 2008.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2009	March 31 2008
Sales	$ 452,130	$ 580,137
Other Revenues	10,853	18,695
Gross Revenues	$ 462,983	$ 598,832
Net income (loss) before tax	(4,664)	(46,640)
Net Income (loss)	(1,564)	(36,240)
Weighted average common shares outstanding	5,158,667	5,155,645
Basic Earnings (Loss)per Share	$(0.00)	$(0.01)
Diluted Earnings (Loss) per Share	$(0.00)	$(0.01)

Selected Balance Sheet Information (Unaudited)
	March 31 2009	December 31 2008
Cash and cash equivalents	$ 891,362	$ 512,800
Total current assets	2,922,273	2,921,713
Property & equipment (net)	100,686	110,722
Total assets	3,052,299	3,059,875
Total current liabilities	89,948	93,548
Long-term debt	-0-	-0-
Stockholders' equity	2,930,951	2,931,727

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM